Exhibit 10.7

MANNING & NAPIER GROUP, LLC

AWARD AGREEMENT

Participant:
Number of Class [A/B] Units:

Reference is made to the Manning & Napier, Inc. 2011 Equity Compensation Plan (as amended from time to time, the “Plan”). Pursuant to the terms of the Plan, Manning & Napier Group, LLC, a Delaware limited liability company (“MN Group”) has granted to you as additional incentive compensation in connection with your services to MN Group or any of its Affiliates, the number of Class [A/B] Units of MN Group (the “Units”) set forth above (the “Grant”). Terms defined in the Plan and not otherwise defined in this agreement (“Agreement”) are used herein as therein defined. The terms and conditions of the Grant are set out below.

1. Grant Date. The Grant is granted to you as of                             .

2. Number of Class [A/B] Units.                              (    ) Class [A/B] Units are covered by this Grant.

3. Operating Agreement. As a condition to receiving the Units covered by the Grant, if you are not already a member of MN Group, you shall agree to be bound by the terms of the Operating Agreement by executing and delivering to the Committee a duly executed Joinder Agreement to the Operating Agreement annexed thereto as Exhibit A.

4. Exchange Agreement. In connection with the Grant, you shall become a party to that certain Exchange Agreement, dated as of             , 2011, by and among the Company, MN Group and holders of Units of MN Group (as amended from time to time, the “Exchange Agreement”). Notwithstanding any provision of the Exchange Agreement to the contrary, you shall not be permitted to exchange the Units in accordance with the Exchange Agreement prior to the later of the date that: (i) the Units vest in accordance with the provisions of this Agreement, or (ii) the Capital Account (as defined in the Operating Agreement) with respect to the Units equals or exceeds the aggregate Capital Accounts for all Units outstanding on the books of MN Group multiplied by the Sharing Percentage (as defined in the Operating Agreement) for the Units.

5. Transferability of the Units. Neither the Units nor any rights or interests therein or hereunder shall or may be, directly or indirectly, assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by you prior to the later of (i) the date that the Units vest in accordance with the provisions of this Agreement, or (ii) two (2) years from the Grant Date. Thereafter, except as otherwise permitted under the Operating Agreement, the Units and any rights or interests therein or hereunder may not be, directly or indirectly, assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of without the prior written consent of the Managing Member.

6. Vesting. The Units shall vest ratably over a three (3) year period with one-third (1/3) of the number of Units vesting on the one (1) year anniversary of the Grant Date (the “Initial Vesting Date”) and an additional one-third (1/3) of the number of Units vesting at the end of each one (1) year anniversary thereafter, provided that you continue to be employed or engaged with MN Group, or one of its Affiliates, as of the applicable vesting date, such that one hundred percent (100%) of the number of the Units will have vested on the third anniversary of the Grant Date.1

7. Termination of Relationship. In the event that your employment or consulting relationship with MN Group or any of its Affiliates is terminated for any reason whatsoever, the unvested portion of the Units shall immediately be forfeited and cancelled on the books of the Company and you shall have no further rights with respect to such forfeited Units.

8. Representation. You represent and warrant that you understand the Federal, state and local income tax consequences of the granting of the Units to you. To the extent that MN Group is required to withhold any such taxes, then, unless both you and the Committee have otherwise agreed upon alternate arrangements, you hereby agree that MN Group may deduct from any payments of any kind otherwise due to you the aggregate amount of such Federal, state and local taxes required to be so withheld, or if such payments are inadequate to satisfy such Federal, state and local taxes, or if no such payments are due or to become due to you, then, you agree to provide MN Group with cash funds or make other arrangements satisfactory to the Committee regarding such payment. It is understood that all matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee.

9. Noncompete Restriction. The duration of the Noncompete Period applicable to the noncompete restrictions under the Operating Agreement resulting from this Grant shall be determined as follows:

(a) If your employment with MN Group terminates for any reason prior to the date when the Units have fully vested under this Agreement, the Noncompete Period applicable to the Grant shall be zero (0) and the noncompete restrictions of the Operating Agreement shall not apply.

(b) If, at any time on or after the Units have fully vested under this Agreement, your employment with MN Group is terminated by MN Group for Cause or as a result of your voluntary resignation of employment from the Company, then the Noncompete Period applicable to the Grant shall be two (2) years, unless you are an “Opter” (as defined below) as of the date of your termination of employment, in which case, the Noncompete Period shall be zero and the noncompete restrictions of the Operating Agreement shall not apply. For purposes of this Agreement, you shall be an Opter if your average annual “Compensation” (as defined below) for the 24 months immediately preceding the date of your termination of employment is less than [$300,000 (Three Hundred Thousand Dollars)] (adjusted annually by the Gross Domestic Product Implicit Price Deflator (for such year) as published by the Bureau of Economic Analysis (or, in the event such index is no longer published, such other cost-of-living index as the Company may select); provided, however, that you shall not qualify as an Opter if you receive more than $1,000,000 (One Million Dollars) in exchange for your ownership interest

[1]	Terms set forth in this Section 5 are for illustrative purposes only. Actual terms of grants may vary.

in the Company. For purposes of this Agreement, the term “Compensation” shall mean the sum of (a) your wages (including any bonus or incentive payments of any kind, as reflected on your Form W-2 or otherwise), (b) the taxable income realized by you as a result of being a Member of the Company (as reflected on the Form K-1 received by you with respect to the Company), and (c) any other income received by you as a result of your ownership of the Company (as reflected on a Form 1099 or otherwise).

10. Continuation of Relationship. Neither this Agreement nor the Units shall alter the nature of your relationship with MN Group or any of its Affiliates or confer upon you any right to continue your employment or engagement with MN Group or any of its Affiliates or limit in any respect the right of MN Group, or its Affiliates, to terminate your employment or engagement with MN Group, or any Affiliate, at any time.

11. Rights as Member. You shall not be deemed to be a Member of MN Group or have any rights (including, without limitation, as to distributions) as such with respect to any of the Units covered by the Grant until you have taken all other necessary action to become a holder of such Units including, without limitation, if you were not a Member of MN Group prior to the grant of the Units, the execution and delivery of a Joinder Agreement appended to the Operating Agreement, whereby you agree to be bound by all of the terms and provisions of the Operating Agreement.

12. No Claim Against Members. You hereby acknowledge that the Units are granted to you hereunder solely by MN Group and that, in no event and under no circumstances, will you have any claim against any Member of MN Group with respect to any right or obligation created by this Agreement.

13. Administration.

(a) This Agreement is qualified in its entirety by reference to the provisions of the Plan and the Operating Agreement, which are hereby incorporated herein by reference.

(b) The interpretation and construction by the Committee of this Agreement and the Units granted hereunder shall be final and binding upon you.

14. Legal Compliance. Units shall not be issued pursuant to the Grant unless the issuance and delivery of such Units shall comply with Applicable Laws and shall be further subject to the approval of counsel for MN Group with respect to such compliance.

15. Incorporation of Plan by Reference. The Units are granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Units shall in all respects be interpreted in accordance with the Plan. In the event of any inconsistency between the Plan and this Agreement, the Plan shall govern. The Committee shall interpret and construe the Plan and this Agreement, and their interpretations and determinations shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

16. Acknowledgement. You acknowledge receipt of the copy of the Plan attached hereto as Exhibit A.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but without regard to its principles of conflicts of law. In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or this Agreement overall, which shall remain in full force and effect as if the Agreement had been absent the invalid, illegal or unenforceable provision or portion thereof.

18. Notices. All notices and other communications required or permitted hereunder shall be in writing and deemed to have been received on the date of delivery if delivered by hand or overnight express, or three (3) days after the date of posting if mailed by registered or certified mail, postage prepaid, addressed to MN Group, 290 Woodcliff Drive, Fairport, New York 14450, Attention:                             , and to you at your address as set forth herein (or such other address to which either party hereto in the future shall notify the other party hereto of to send such notices and communications). Such notices and other communications shall not be considered delivered until actually received or deemed received pursuant to this Section 18.

Please acknowledge receipt of this Agreement by signing the enclosed copy of this Agreement in the space provided below and returning it promptly to MN Group.

MANNING & NAPIER GROUP, LLC

By:
Name:
Title:

Accepted and agreed to

as of                     , 20    :

Participant

Address:

Exhibit A

2011 Equity Compensation Plan